Exhibit 10.1
                      SETTLEMENT AND RELEASE AGREEMENT

          THIS SETTLEMENT AND RELEASE AGREEMENT (the "Settlement Agreement") is made as of the ___ day of August, 1997, by and among The Home Insurance Company, a New Hampshire domiciled property and casualty insurance company in run-off ("Home Insurance"), Risk Enterprise Management Limited, a Delaware corporation that provides management services to Home Insurance ("REM"), and Centre Reinsurance Dublin, a corporation organized under the laws of the Republic of Ireland ("Centre Re Dublin"), on the one hand, and the participating companies subscribing to the Articles of Agreement adopted on January 1, 1970 and most recently amended effective January 1, 1993 (the "Articles of Agreement") establishing the National Workers Compensation Reinsurance Pool (collectively, the "NWCRP" and each subscribing company individually, a "Participant") and the National Council on Compensation Insurance, Inc., a Florida corporation (the "NCCI"), Administrator for the NWCRP and attorney-in-fact for each Participant, on the other hand (all of the parties hereto collectively, the "Parties" and each party hereto individually, a "Party").

          WHEREAS, Home Insurance provided workers compensation insurance pursuant to various federal and state laws, and participated in the NWCRP as a signatory to the Articles of Agreement (a copy of which is attached hereto as Exhibit A);

          WHEREAS, Home Insurance and the NWCRP have been involved in a dispute regarding, in relevant part, the amounts alleged to be due and owing to the NWCRP by Home Insurance arising from the participation by Home Insurance in the NWCRP pursuant to the Articles of Agreement (the "Dispute");

          WHEREAS, pursuant to Article V, Section 1, of the Articles of Agreement, the operation, business and affairs of all matters arising under the Articles of Agreement are managed and controlled by the Board of Governors of the NWCRP;

          WHEREAS, the Board of Governors of the NWCRP (the "Board of Governors"), on behalf of the NWCRP, has entered into the Administration Agreement with the NCCI, effective January 1, 1997 (the "Administration Agreement") (a copy of which is attached hereto as Exhibit B), designating the NCCI as Administrator of the NWCRP;

          WHEREAS, pursuant to Article V, Section 7, of the Articles of Agreement, in addition to the other powers conferred upon the Board of Governors by the Articles of Agreement, the Board of Governors has "full authority to pass upon all disputes arising with respect to these Articles of Agreement, including without limitation any questions as to the application, scope, and effect of these Articles of Agreement".

          WHEREAS, pursuant to Article V, Section 9, of the Articles of Agreement, the NCCI, as Administrator, is authorized to enter into agreements on behalf of the Participants to carry out the purposes of the Articles of Agreement, and upon the direction of the Board of Governors, is empowered to act as attorney-in-fact for each Participant to settle and to propose or to accept a compromise with respect to any claim existing in favor of, or against, the NWCRP and each Participant based on or involving any matter relating to the Articles of Agreement;

          WHEREAS, on or about May 23, 1997, the NCCI, as Administrator of the NWCRP, and upon direction of the Board of Governors, filed suit against Home Insurance in the Supreme Court of the State of New York, New York County, alleging claims related to or arising out of the Dispute, the participation of Home Insurance in the NWCRP and the Articles of Agreement;

          WHEREAS, the Board of Governors, on behalf of the NWCRP and each Participant, and the NCCI have engaged in settlement negotiations with Home Insurance and REM in order to resolve the Dispute;

          WHEREAS, the Parties desire to finally, permanently, unconditionally and irrevocably settle, resolve and put to rest all claims and causes of action between them in any way relating to or arising from the Dispute, the participation of Home
     Insurance in the NWCRP or the Articles of Agreement;

          WHEREAS, on August 5, 1997, the Board of Governors, by a written resolution (the "Resolution") (a copy of which is attached hereto as Exhibit C) authorized and directed the NCCI, as administrator for the NWCRP and attorney-in-fact for each Participant, and the Chair of the Board of Governors of the NWCRP to enter into the Settlement Agreement and the transactions contemplated thereby on behalf of the NWCRP and each Participant, all of which shall be bound thereby;

          WHEREAS, Centre Re Dublin and Home Insurance have entered into an Aggregate Excess of Loss Reinsurance Agreement, dated as of June 12, 1995 (the "AEOLRA"), under which Centre Re Dublin provides reinsurance coverage to Home Insurance (a copy of which is attached hereto as Exhibit D);

          WHEREAS, the Commissioner issued an Order of Supervision, dated March 3, 1997, under which, in relevant part, the Commissioner has final authority to approve, disapprove or otherwise control (including the power to direct) the settlement of any dispute of any kind involving Home Insurance other than in the ordinary course of business;

          WHEREAS, the Commissioner has given his written approval (a copy of which is attached hereto as Exhibit E) of the settlement of the Dispute on the terms and conditions set forth herein and the payment by Home Insurance of the Initial Settlement Amount (as defined in Section 1 hereof); and

          WHEREAS, the most recent quarterly statutory financial statement filed by Home Insurance with the Commissioner (the "Financial Statement") shows a statutory surplus of approximately $30 million, which statutory surplus includes an adjustment for
     (i) the amount of the reinsurance coverage provided to Home Insurance under the AEOLRA reflected as an asset on the books and records of Home Insurance and (ii) a discounting of loss reserves (which discounting was approved by the Commissioner in writing, a copy of which approval is attached hereto as Exhibit F), both of which adjustments were incorporated in the Financial Statement.

          NOW THEREFORE, in consideration of the representations, warranties, covenants and mutual promises contained herein, the Parties hereby agree as follows:

          (1)  Payments.

               (a) Simultaneously with the execution and delivery of the Settlement Agreement, Home Insurance shall pay the NCCI (for the benefit of the NWCRP and the Participants) $60,000,000.00 (the "Initial Settlement Amount"), and shall transfer such amount to the Account (as defined below) on the date of the Settlement Agreement.

               (b) Subject to the Conditions (as defined in Section 2 below), Centre Re Dublin shall pay the NCCI or a successor administrator, as applicable (for the benefit of the NWCRP and the Participants), the following additional amounts (each an "Additional Settlement Amount" and, together with the Initial Settlement Amount, the "Settlement Amounts") and shall transfer such amounts to the Account as follows:

                    i)   $23,333,333.34 on December 31, 2032;
                    ii)  $23,333,333.34 on December 31, 2037; and
                    iii) $23,333,333.34 on December 31, 2042.

               (c) The Parties hereby acknowledge and agree that any payment made by Centre Re Dublin under the Settlement Agreement shall be deemed to be a payment of Ultimate Loss in respect of, arising under or related to, the Subject Obligations subject to the Aggregate Limit (as all such terms are defined in the AEOLRA).

               (d) The Parties hereby further acknowledge and agree that any dividend payments declared or made by Home Insurance in violation of Section 12 hereof shall not be considered a Subject Obligation under the AEOLRA.

               (e) Payments of the Settlement Amounts shall be in United States dollars and shall be made by wire transfer to the following account (the "Account"), or such other account as may be designated by the NCCI, or a successor administrator, as applicable, in accordance with the Settlement Agreement:

                    [ACCOUNT]

          (2) Conditions. The payment of any amount under the Settlement Agreement, except the Initial Settlement Amount (which payment has been made simultaneously with the execution and delivery hereof), shall be made, in whole or in part, only upon the satisfaction of all of the following conditions
     (collectively, the "Conditions"):

               (a) that the Commissioner has approved such payment, in his or her sole discretion; in no event shall any of the Settlement Amounts be paid without the prior approval of the Commissioner, which approval shall not be unreasonably withheld;

               (b) after any and all existing and future indebtedness and other claims on the assets of Home Insurance, including all insurance policies and existing and future indebtedness issued, incurred or guaranteed by Home Insurance, have been paid and no liabilities that would be considered Subject Obligations remain outstanding; and

               (c) if, and only to the extent that, immediately prior to the payment of each Additional Settlement Amount, (x) Home Insurance has coverage remaining under Article 8 of the AEOLRA and (y) payments made by or on behalf of Centre Re Dublin under the AEOLRA shall not have exceeded the Aggregate Limit (as defined in Article 8 of the AEOLRA) (calculated after taking into account the effect of Sections (1)(c) and (1)(d) hereof on Subject Obligations (as defined in Article 2 of the AEOLRA), Ultimate Loss (as defined in Article 7 of the AEOLRA) and the Aggregate Limit); provided, further, that, at the time payment of any Additional Settlement Amount is due, no liabilities of Home Insurance that would be considered Subject Obligations under
     Article 2 of the AEOLRA remain outstanding; in no event shall Centre Re Dublin be liable for, or have any obligation whatsoever to pay, any amounts in excess of the Aggregate Limit as a result of the Settlement Agreement (calculated after taking into account the operation of subsections 1(c) and 1(d) hereof).

          (3) NCCI and NWCRP General Release. Subject to the provisos set forth in this Section 3 hereof, the NCCI, the NWCRP and each Participant hereby fully, completely, knowingly, voluntarily, unconditionally and irrevocably (i) release, acquit and forever discharge Home Insurance, Centre Re Dublin and REM from, (ii) covenant not to sue Home Insurance, Centre Re Dublin or REM with respect to, and (iii) waive any rights with respect to: (a) any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, from the beginning of the world up to and including the date hereof, exist, have existed, or may arise from any matter whatsoever which the NCCI, the Board of Governors, the NWCRP or any of the Participants ever had, now have, or at any time hereafter may have, own or hold against Home Insurance, Centre Re Dublin or REM, including any and all obligations to the NWCRP arising under assigned risk plans and/or workers' compensation insurance plans approved and/or implemented by the states, as set forth in Schedule I annexed hereto, for the policy years indicated therein (collectively, the "Liabilities"); and
     (b) without limiting the definition of Liabilities set forth in this Section 3 hereof, any and all obligations of any kind whatsoever, including, but not limited to, expenses, fees, costs, assessments, penalties or charges, in any way relating to, arising from or in connection with the participation by Home Insurance in the NWCRP pursuant to the Articles of Agreement, as the same may be amended from time to time, or pursuant to any other governing document signed or adopted by the NWCRP, the Board of Governors or the Participants, at any time in effect; provided, however, that nothing herein shall release any Party from any of its obligations under the Settlement Agreement; provided, further, however, that no release is granted hereunder with respect to (i) any Liabilities that may be owed or become due and owing to any Participant or to the NCCI from Home Insurance, Centre Re Dublin or REM, in connection with matters not related to or arising from the Dispute, Home Insurance's participation in the NWCRP or the Articles of Agreement; (ii) in the case of Home Insurance, any fee or other assessment directly attributable to any new insurance policy written by Home Insurance after the date hereof or renewal of any existing insurance policy by Home Insurance after the date hereof; and
     (iii) any Liabilities that may be owed or become due and owing in connection with any assigned risk or workers' compensation insurance pool in the Commonwealth of Massachusetts with respect to any policy year after 1990, the State of Michigan with respect to any policy year after 1982 and the State of New Mexico; and provided, further, however, that any rights and obligations that may otherwise exist between the NCCI and the NWCRP, on the one hand, and Home Insurance, on the other hand, with respect to any remaining servicing carrier activities of Home Insurance shall remain in full force and effect.

          (4)  [Intentionally left blank.]

          (5)  Definitions for Certain Sections of the Settlement
     Agreement.

               (a) For the purposes of the Settlement Agreement, the terms "Home Insurance", "REM" and "Centre Re Dublin" include any and all predecessors thereof and for the purposes of Section 3 of the Settlement Agreement, the term "Centre Re Dublin" shall also include any entities which are members of the Zurich Insurance Group and the affiliates thereof (the "Zurich Insurance Group"); provided, however, that pursuant to Section 3 of the Settlement Agreement, the Zurich Insurance Group shall be released from any and all Liabilities arising from, in connection with or related to (i) the Dispute, (ii) Home Insurance's participation in the NWCRP or the Articles of Agreement and (iii) Centre Re Dublin s relationship with Home Insurance or REM, and not with respect to the Zurich Insurance Group's independent participation in the NWCRP and the Articles of Agreement.

               (b) For the purposes of the Settlement Agreement, the terms "NWCRP", "NCCI" and "Participant" include any and all predecessors thereof and, in the case of the NWCRP, any entity or pool the rights and obligations of which have been assumed or reinsured thereby, and also including, in the case of the NWCRP, all such pools set forth on Schedule II attached hereto; but not including, in the case of the NWCRP, any entity or pool the rights and obligations of which have not been assumed or reinsured thereby.

               (c) For the purposes of Sections 3 and 11 of the Settlement Agreement, the terms "Home Insurance", "REM", "Centre Re Dublin", "NWCRP", "NCCI" and "Participant" include any and all present and future successors, assigns and affiliates thereof, and the respective employees, officers, directors, shareholders, agents and representatives of all of the foregoing, respectively.

          (6.1)     Representations and Warranties of the NCCI, the
     NWCRP and each Participant.

          The NCCI and the NWCRP (collectively and on behalf of each Participant) hereby represent and warrant as follows:

               (a) each of the NCCI and the NWCRP has all requisite legal power and authority to execute, deliver and perform the Settlement Agreement and the transactions contemplated hereby, on behalf of themselves and each Participant, and to bind the NCCI, the NWCRP and each Participant thereto;

               (b) the execution, delivery and performance of the Settlement Agreement and the performance of the transactions contemplated hereby, including, without limitation, the general release granted pursuant to Section 3 hereof, have been duly authorized by all requisite legal or other action by the NCCI, the Board of Governors and the NWCRP;

               (c) the Settlement Agreement has been duly and validly executed and delivered by the NCCI and NWCRP (collectively and on behalf of each Participant), and constitutes the valid and binding obligation of the NCCI, the NWCRP and each Participant enforceable against the NCCI, the NWCRP and each Participant in accordance with its terms, subject to the provisions of Section 9 hereof, and except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, conservatorship or other similar laws affecting the enforcement of creditors' rights in general;

               (d) the execution, delivery and performance of the Settlement Agreement and the performance of the transactions contemplated hereby by the NCCI, the NWCRP and each Participant, including, without limitation, the general release granted pursuant to Section 3 hereof, will not, with or without giving of notice or the lapse of time, or both, violate (i) any provision of law, rule or regulation relating to the enforceability of the Settlement Agreement to which the NCCI, the Board of Governors, the NWCRP or each Participant is subject or (ii) the Articles of Agreement or the Administration Agreement;

               (e) each of the NCCI and the Board of Governors has all requisite legal power and authority to bind the NWCRP and each Participant to the terms and conditions of the Settlement Agreement, including, without limitation, the general release granted pursuant to Section 3 hereof; and

               (f) the Articles of Agreement, the Administration Agreement and the Resolution is in full force and effect on and as of the date hereof, constitute the sole governance documents relevant to the representations and warranties of the NCCI, the NWCRP and the Participants set forth in Section 6.1 hereof and
     (x) the Articles of Agreement have been continuously in effect and have not been amended since January 1, 1993, (y) the Administration Agreement has been continuously in effect and has not been amended since January 1, 1997 and (z) the Resolution remains in effect and has not been amended.

          (6.2)     Representations and Warranties of Centre Re
     Dublin, Home Insurance and REM.

          Centre Re Dublin, Home Insurance and REM hereby represent and warrant as follows:

               (a) each of Centre Re Dublin, Home Insurance and REM has all requisite legal power and authority to execute, deliver and perform the Settlement Agreement and the transactions contemplated hereby;

               (b) the execution, delivery and performance of the Settlement Agreement and the performance of the transactions contemplated hereby have been duly authorized by all requisite legal or other action by Centre Re Dublin, Home Insurance and REM;

               (c) the Commissioner has approved the terms and conditions of the Settlement Agreement, which approval was granted on August __, 1997;

               (d) the Settlement Agreement has been duly and validly executed and delivered by Centre Re Dublin, Home Insurance and REM and constitutes the valid and binding obligation of each of Centre Re Dublin, Home Insurance and REM enforceable against each of them in accordance with its terms, subject to the provisions of Section 9 hereof, and except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, conservatorship or other similar laws affecting the enforcement of creditors' rights in general; and

               (e) the execution, delivery and performance of the Settlement Agreement and the performance of the transactions contemplated hereby by Centre Re Dublin, Home Insurance and REM will not, with or without the giving of notice, or the lapse of time, or both, violate any provision of law, rule or regulation relating to the enforceability of the Settlement Agreement to which Centre Re Dublin, Home Insurance or REM are subject.

          (7)  [Intentionally left blank.]

          (8) Dismissal of Pending Claims. Upon the execution and delivery by Home Insurance of the Settlement Agreement, the NCCI and the NWCRP shall promptly take any and all necessary steps to dismiss with prejudice the matter of NCCI, as Administrator for the NWCRP, v. Home Insurance, currently pending in the Supreme Court of the State of New York, New York County (the "Court"). The NCCI shall promptly serve Home Insurance and REM with copies of all papers at the time they are filed with the Court and again after they are executed and returned by the Court.

          (9) Termination of the Settlement Agreement. The Settlement Agreement shall be terminated and deemed null and void, and the Parties shall be released from all obligations hereunder, including, without limitation, the general releases granted pursuant to Section 3 hereof and the payment of the Additional Settlement Amounts pursuant to Section 1 hereof, if the Commissioner or a custodian, receiver, trustee, liquidator or similar official appointed by the Commissioner or a court of competent jurisdiction under the liquidation provisions of any state or state insurance laws or under Title 11 of the United States Code or any similar federal or state law for relief, supervision, conservation, reorganization, or liquidation of debtors for the benefit of creditors ("Bankruptcy Law"), recovers the full Initial Amount Due in any judicial or administrative insolvency proceeding under any Bankruptcy Law.

          (10) Prepayment and Acceleration.

               (a) The Additional Settlement Amounts are not subject to prepayment at the option of Home Insurance, Centre Re Dublin or the NCCI unless Home Insurance, the NCCI and Centre Re Dublin have expressly agreed in writing otherwise, and the Commissioner has approved such agreement, such approval at the sole discretion of the Commissioner.

               (b) Payment of the Additional Settlement Amounts is not subject to any form of acceleration upon the occurrence of any event.

          (11) Covenant. The NCCI, the NWCRP and each Participant shall not, at any time, take, or authorize any other entity to take, any action, the effect of which would violate or negate the terms and conditions of the Settlement Agreement, including, without limitation, the general release granted pursuant to
     Section 3 hereof.

          (12) Payment of Dividends. At any time after all of the Conditions have been satisfied, Home Insurance shall not declare or pay dividends to shareholders for the purpose of avoiding the payment of any Additional Settlement Amount by Centre Re Dublin.

          (13) No Admission of Liability. The Parties hereby acknowledge and agree that the Settlement Agreement and the transactions contemplated hereby shall not constitute an admission of guilt, wrongdoing or liability on the part of any Party, or an adjudication of the merits of the Dispute, and shall not be used or construed as such.

          (14) No Covenants. The Parties hereby acknowledge and agree that, except as expressly set forth in Sections 1 and 12 hereof, the Settlement Agreement does not subject Home Insurance, REM or Centre Re Dublin to any express or implied covenants of any kind whatsoever including, without limitation, covenants with respect to (i) incurring, assuming or becoming liable with respect to any indebtedness or other obligations, whether secured or unsecured;
     (ii) being required to adhere to any financial ratio or specified level of liquidity; and (iii) declaring or making of dividend payments.

          (15) Further Assurances. Each Party hereby agrees to execute and deliver any additional instruments or documents or to take such further actions as any of the other Parties may reasonably request to effectuate the purposes and intent of the Settlement Agreement and the consummation of the transactions contemplated hereby.

          (16) Understanding of the Parties. The Settlement Agreement constitutes the sole and complete understanding of the Parties with respect to the subject matter hereof. The Parties represent to each other that in executing the Settlement Agreement, they do not rely and have not relied upon any representation or statement not set forth herein made by any other Party, including such other Party's agents, representatives or attorneys, with regard to the subject matter, basis or effect of the Settlement Agreement. Section headings in the Settlement Agreement are for purposes of reference only and shall not affect the interpretation or construction of any of the provisions hereof. The word "including" is not limiting. Any word or term used or defined in the Settlement Agreement in any form shall be singular or plural, as the context requires.

          (17) Binding Effect. The terms and conditions of the Settlement Agreement shall inure to the benefit of and be binding upon the respective predecessors and present and future successors, assigns, administrators or heirs (as applicable) of each Party (collectively, the "Party Assignees"), and any and all past, present and future directors, officers, shareholders, managers, agents, representatives, advisors, consultants, employees, subsidiaries, administrators or heirs (as applicable) of each Party or Party Assignee and their respective past, present and future successors, assigns, affiliates or heirs (as applicable).

          (18) Assignability. Neither the Settlement Agreement nor the rights, benefits, obligations or liabilities hereunder are transferable or assignable by any of the Parties hereto without the prior written consent of all of the other Parties hereto.

          (19) Amendment, Waiver and Delay. No amendment, modification or alteration of the terms and provisions of the Settlement Agreement shall be binding unless the same shall be in writing and duly executed by the Parties. No waiver of any of the provisions of the Settlement Agreement shall be deemed to or shall constitute a waiver of any other provision hereof. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

          (20) Choice of Law and Venue. The Settlement Agreement shall be governed by, and construed and enforced under, the laws of the State of New York, without regard to its conflict of laws rules. Each Party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any litigation arising out of or relating to the Settlement Agreement (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by United States registered mail to its respective address set forth in the Settlement Agreement shall be effective service of process for any litigation brought against it in any such court. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of the Settlement Agreement in the state or federal courts in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

          (21) Severability. In the event that any one or more of the provisions of the Settlement Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If any one or more of the provisions contained in the Settlement Agreement is held to be excessively broad as to duration, scope, activity or subject, such provision shall be construed by limiting and reducing it so as to be enforceable to the maximum extent compatible with applicable law.

          (22) Notices. All notices and other communications hereunder shall be in writing and shall be deemed effective or given upon (i) electronic confirmation when sent by facsimile transmission, (ii) confirmed delivery by a recognized courier service or an affidavit of the messenger when delivered by hand, or (iii) the expiration of seven (7) calendar days after the day when mailed by certified or registered mail, postage prepaid, addressed to the following addresses (or at such other address for a Party as shall be specified by like notice):

               (a) If to the NCCI, the NWCRP, the Board of Governors or the Participants, to:

                    National Council on
                    Compensation Insurance, Inc.
                    750 Park of Commerce Drive
                    Boca Raton, Florida  33487
                    Attn.:    Mr. Keith T. Shoemaker
                              Vice President,
                              Residual Market Operations
                    Telephone:  (561) 997-4600
                    Telecopy:   (561) 997-4655

                    with copies to:

                    Thomas Jenkins, Esq.
                    Michael R. Hassan, Esq.
                    Lord, Bissell & Brook
                    115 South LaSalle
                    Chicago, Illinois  60603
                    Telephone:  (312) 443-0777
                    Telecopy:   (312) 443-0336

               (b)  If to Home Insurance or REM, to:

                    The Home Insurance Company
                    59 Maiden Lane
                    New York, New York 10038
                    Attn.:    General Counsel
                    Telephone:  (212) 530-6600
                    Telecopy:   (212) 530-3413

                    If to Centre Re Dublin, to:

                    Centre Reinsurance Dublin
                    IFSC House
                    Custom House Quay
                    Dublin 1, Ireland
                    Attn.:    President
                    Telephone:  353-1-670-0755
                    Telecopy:   353-1-670-1102

                    with copies to:

                    Zurich Centre ReSource Limited
                    One Chase Manhattan Plaza
                    New York, New York  10005
                    Attn.:    General Counsel
                    Telephone:     (212) 898-5350
                    Telecopy:      (212) 898-5405

          (23) Counterparts. The Settlement Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

          IN WITNESS WHEREOF, the undersigned have duly executed this Settlement Agreement as of the date first written above.

                       NATIONAL COUNCIL ON COMPENSATION
                       INSURANCE, INC., ADMINISTRATOR OF THE NATIONAL WORKERS COMPENSATION REINSURANCE POOL AND
                       ATTORNEY-IN-FACT FOR EACH PARTICIPANT

                       By:     _________________________________
                          Name:    Keith T. Shoemaker
                          Title:   Vice President, Residual Market
                                   Operations

                       THE NATIONAL WORKERS COMPENSATION
                       REINSURANCE POOL

                       By:     _________________________________
                          Name:    James A. Hannes
                          Title:   Chair of the Board of Governors of
                                   the National Workers Compensation
                                   Reinsurance Pool

                       THE HOME INSURANCE COMPANY

                       By:     _________________________________
                          Name:    Charles E. Callahan
                          Title:   President & Chief Operating Officer

                       RISK ENTERPRISE MANAGEMENT LIMITED

                       By:     _________________________________
                          Name:    Richard H. Hershman
                          Title:   Executive Vice President,
                                   Chief Financial Officer & Treasurer

                       CENTRE REINSURANCE DUBLIN

                       By:     _________________________________
                          Name:
                          Title:

                       CENTRE REINSURANCE DUBLIN



                       By:     _________________________________
                          Name:
                          Title:


                                 Schedule I

                                                         YEAR OF
                POOL NAME               STATE         PARTICIPATION

     National Workers Compensation
      Reinsurance Pool
                                        Alabama         1970 to 1995
                                        Arizona         1970 to 1995
                                        Arkansas        1970 to 1995
                                        California      1970 to 1977
                                        Colorado        1970 to 1994
                                        Connecticut     1970 to 1995
                                        Delaware        1970 to 1995
                                        District of
                                          Columbia      1970 to 1995
                                        Florida         1970 to 1993
                                        Georgia         1970 to 1995
                                        Idaho           1970 to 1995
                                        Illinois        1970 to 1995
                                        Indiana         1970 to 1995
                                        Iowa            1970 to 1995
                                        Kansas          1970 to 1995
                                        Kentucky        1970 to 1995
                                        Louisiana       1970 to 1992
                                        Maine           1970 to 1986
                                        Maryland        1970 to 1994
                                        Massachusetts   1970 to 1990
                                        Michigan        1970 to 1982
                                        Mississippi     1970 to 1992
                                        Missouri        1970 to 1995
                                        Montana         1970 to 1994
                                        Nebraska        1970 to 1995
                                        New Hampshire   1970 to 1995
                                        New Jersey      1970 to 1995
                                        North Carolina  1970 to 1995
                                        Oklahoma        1970 to 1994
                                        Oregon          1970 to 1995
                                        Pennsylvania    1970 to 1994
                                        Rhode Island    1970 to 1992
                                        South Carolina  1970 to 1995
                                        South Dakota    1970 to 1995
                                        Tennessee       1970 to 1995
                                        Utah            1970 to 1994
                                        Vermont         1970 to 1995
                                        Virginia        1970 to 1995
                                        Washington      1970 to 1993
                                        Wyoming         1970 to 1994
                                        Hawaii          1970 to 1995
                                        Alaska          1970 to 1995

     Maine Workers Compensation
       Reinsurance Pool
                                        Maine           1987 to 1987

     Alabama Coal Mine Pool
                                        Alabama         1970 to 1982

     Illinois Coal Mine Pool
                                        Illinois        1970 to 1982

     Iowa Coal Mine Pool
                                        Iowa            1970 to 1982

     Tennessee Coal Mine Pool
                                        Tennessee       1970 to 1982

     Virginia Coal Mine Pool
                                        Virginia        1970 to 1982

     Alaska Assigned Risk Pool
                                        Alaska          1970 to 1983

     Arkansas Stock Pool
                                        Arkansas        1970 to 1983

     Illinois Stock Pool
                                        Illinois        1970 to 1982

     Pennsylvania Plan Pool
                                        Pennsylvania    1982 to 1983


                                Schedule II

                            Maine Workers Compensation Reinsurance Pool

                            Alabama Coal Mine Pool

                            Illinois Coal Mine Pool

                            Iowa Coal Mine Pool

                            Kentucky Coal Mine Pool

                            Tennessee Coal Mine Pool

                            Virginia Coal Mine Pool

                            Alaska Assigned Risk Pool

                            Arkansas Stock Pool

                            Illinois Stock Pool

                            Pennsylvania Plan Pool


                                EXHIBIT LIST

     1. EXHIBIT A  -  Articles of Agreement adopted on January 1, 1970 and most recently amended effective January 1, 1993 establishing the National Workers Compensation Reinsurance Pool.

     2. EXHIBIT B  -  Administration Agreement effective January 1,
                      1997 between the National Council on Compensation Insurance, Inc. and the National Workers
                      Compensation Reinsurance Pool.

     3. EXHIBIT C  -  Resolution dated as of August 5, 1997 of the
                      Board of Governors of the National Workers
                      Compensation Reinsurance Pool.

     4. EXHIBIT D  -  Aggregate Excess of Loss Reinsurance Agreement
                      dated as of June 12, 1995 between Centre
                      Reinsurance Dublin and The Home Insurance Company.

     5. EXHIBIT E  -  Written Approval of the Commissioner of the
                      Insurance Department of the State of New Hampshire.

     6. EXHIBIT F  -  Written Approval of the Commissioner of the
                      Insurance Department of the State of New Hampshire regarding discounting of loss reserves.